Exhibit 99.1

Neogen Announces Third-Quarter 2025 Results

•
Revenue of $221.0 million.
•
Net loss of $11.0 million; $(0.05) per diluted share.
•
Adjusted Net Income1 of $20.9 million; $0.10 per diluted share.
•
Adjusted EBITDA1 of $48.5 million.
•
Updating full-year guidance.

1 Non-GAAP financial measures; see explanations and reconciliations that follow.

LANSING, Mich., April 9, 2025 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the third quarter ended February 28, 2025.

"During the third quarter, we continued to make good progress on the integration and saw a solid underlying performance in our Food Safety segment,” said John Adent, Neogen’s President and Chief Executive Officer. “The quarter was impacted by lower sample collection revenue, but we made significant improvements in our sample collection production and reached prior throughput levels at the end of the quarter. Outside of the sample collection product line, core revenue in our Food Safety segment grew 7%, which we believe reflects a solid underlying business. The establishment of our own Petrifilm production continues to progress well, with the first of two production lines nearly completely installed, and we remain on track to begin initial test production in the fall. "

“Over the course of the third quarter, we also saw the broad development of a level of uncertainty primarily related to global trade policies, which contributed to our results being below our expectations. In the face of faltering consumer confidence, a lack of clarity with respect to global trade and concerns about the potential for recession, we saw both domestic and international distributors being less willing to commit to inventory. Food Safety is an end market that has historically been relatively insulated against periods of economic weakness and we expect that will continue to be the case as the environment continues to develop. However, we are taking decisive actions to influence those things that are within our control. We view this as a critical period in Neogen’s transformation and are entirely focused on improved execution. We remain optimistic about the future trajectory of the business and believe the changes we are making will allow us to not only manage through the current uncertainty, but also position us to deliver on the long-term growth opportunity in front of us.”

Financial and Business Highlights

Revenues for the third quarter were $221.0 million, a decrease of 3.4% compared to $228.8 million in the prior year. Core revenue1, which excludes the impacts of foreign currency translation, as well as acquisitions completed and product lines discontinued in the last 12 months, increased by 0.2%. Acquisitions and discontinued product lines had a negative impact of 0.5% while foreign currency had a negative impact of 3.1%.

Net loss for the third quarter was $11.0 million, or $(0.05) per diluted share, compared to net loss of $2.0 million, or $(0.01) per diluted share, in the prior-year period. Adjusted Net Income was $20.9 million, or $0.10 per diluted share, compared to $26.4 million, or $0.12 per diluted share, in the prior-year period. The decline in Adjusted Net Income was driven primarily by the lower level of operating income.

Gross margin was 49.9% in the third quarter of fiscal 2025. This compares to a gross margin of 51.1% in the same quarter a year ago, with the decrease mainly due to lower revenue and a higher level of integration costs. Excluding integration and restructuring costs, gross margin was 51.5% in the third quarter compared to 51.8% in the prior-year quarter, when normalizing for the reclassification of certain expenses that occurred.

Third-quarter Adjusted EBITDA was $48.5 million, representing an Adjusted EBITDA Margin of 22.0%, compared to $52.7 million and a margin of 23.0% in the prior-year period. The decline in Adjusted EBITDA Margin was driven primarily by the lower revenue in the quarter.

Food Safety Segment

Revenues for the Food Safety segment were $152.7 million in the third quarter, a decrease of 3.2% compared to $157.8 million in the prior year, consisting of 1.5% core growth, a negative 0.3% impact from discontinued product lines and a negative foreign currency impact of 4.4%. The core growth was driven largely by a solid performance in the biosecurity and bacterial & general sanitation product categories, which benefited from strong growth in pathogen detection products. In the indicator testing, culture media & other product category, solid growth in food quality products and Petrifilm was partially offset by a decline in sample collection.

Animal Safety Segment

Revenues for the Animal Safety segment were $68.2 million in the third quarter, a decrease of 4.0% compared to $71.1 million in the prior year, consisting of a 2.6% core revenue decline, an unfavorable 0.4% foreign currency impact and a negative 1.0% impact from discontinued product lines. Growth was led by the animal care & other and biosecurity product categories, particularly in small-animal supplements, rodent control and cleaner & disinfectant products, and offset by a decline in the vet instruments product category.

On a global basis, the Company’s Genomics business experienced a core revenue decline in the mid-single-digit range. Increased sales into bovine markets were offset by declines in other areas, consistent with the focused restructuring activities executed in the second quarter.

Liquidity and Capital Resources

As of February 28, 2025, the Company had total cash of $127.7 million and total outstanding non-current debt of $900.0 million, as well as committed borrowing headroom of $150.0 million.

Fiscal Year 2025 Outlook

The Company is updating its full-year outlook, primarily due to third-quarter results being lower than expected and the effect of the rising level of macroeconomic uncertainty on the Company’s end markets, as well as the expected impact of tariffs in the fourth quarter. Revenue is now expected to be approximately $895 million and Adjusted EBITDA is now expected to be approximately $195 million. The Company now expects capital expenditures to be approximately $100 million, reflecting the lower Adjusted EBITDA and pull-forward of some level of integration capex into fiscal 2025.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing (800) 549-8228 (U.S.) or +1 (646) 564-2877 (International) and requesting the Neogen Corporation Third Quarter 2025 Earnings Call (Conference ID: 63045). A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing (877) 674-7070 or +1 (416) 764-8692, respectively, and providing the entry code 63045#, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen Corporation has developed comprehensive solutions spanning the Food Safety, Livestock and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Cautionary Note Regarding Forward-Looking Statements

Statements in this news release that are not historical facts constitute forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results and from those currently expected depending on a variety of factors, including those risk factors described in the company’s most recently filed Form 10-K, as may be updated by subsequent SEC filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, the company does not undertake, and expressly disclaims, any obligation to update any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Revenue
Food Safety	$152,731	$157,754	$476,314	$488,435
Animal Safety	68,249	71,058	192,888	198,993
Total revenue	220,980	228,812	669,202	687,428
Cost of revenues	110,715	111,929	340,681	337,010
Gross profit	110,265	116,883	328,521	350,418
Operating expenses
Sales & marketing	44,595	47,920	136,939	138,535
Administrative	55,782	52,087	165,224	148,929
Goodwill impairment	—	—	461,390	—
Research & development	4,473	4,853	14,780	17,331
Total operating expenses	104,850	104,860	778,333	304,795
Operating income (loss)	5,415	12,023	(449,812)	45,623
Interest expense, net	(17,038)	(16,673)	(52,027)	(49,508)
Other income (expense)	1,896	(1,172)	(69)	(4,021)
Loss before tax	(9,727)	(5,822)	(501,908)	(7,906)
Income tax expense (benefit)	1,230	(3,800)	(22,060)	(3,900)
Net loss	$(10,957)	$(2,022)	$(479,848)	$(4,006)
Net loss per diluted share	$(0.05)	$(0.01)	$(2.21)	$(0.02)
Shares to calculate per share amount	217,031,907	216,597,777	216,845,782	216,438,643

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

(Unaudited)

	February 28, 2025	May 31, 2024
Assets
Current Assets
Cash and cash equivalents	$127,705	$170,611
Marketable securities	—	325
Accounts receivable, net of allowance of $5,305 and $4,140	160,068	173,005
Inventories, net of reserves of $20,160 and $12,361	205,442	189,267
Prepaid expenses and other current assets	58,498	56,025
Total Current Assets	551,713	589,233
Net Property and Equipment	327,838	277,104
Other Assets
Right of use assets	17,314	14,785
Goodwill	1,671,705	2,135,632
Intangible assets, net	1,439,237	1,511,653
Other non-current assets	28,529	20,426
Total Assets	$4,036,336	$4,548,833
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of finance lease	$2,501	$2,447
Accounts payable	72,240	83,061
Accrued compensation	18,335	19,949
Income tax payable	12,924	10,449
Accrued interest	3,438	10,985
Deferred revenue	5,769	4,632
Other accruals	25,993	22,800
Total Current Liabilities	141,200	154,323
Deferred Income Tax Liability	301,053	326,718
Non-current debt	890,605	888,391
Other non-current liabilities	43,131	35,259
Total Liabilities	1,375,989	1,404,691
Commitments and Contingencies
Equity
Preferred stock, $1.00 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.16 par value, 315,000,000 shares authorized, 217,038,267 and 216,614,407 shares issued and outstanding	34,725	34,658
Additional paid-in capital	2,597,540	2,583,885
Accumulated other comprehensive loss	(47,690)	(30,021)
Retained earnings	75,772	555,620
Total Stockholders’ Equity	2,660,347	3,144,142
Total Liabilities and Stockholders’ Equity	$4,036,336	$4,548,833

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended February 28/29,
	2025	2024
Cash Flows provided by Operating Activities
Net loss	$(479,848)	$(4,006)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	89,222	87,853
Deferred income taxes	(33,113)	98
Share-based compensation	12,961	9,829
Loss on disposal of property and equipment	99	762
Amortization of debt issuance costs	2,580	2,581
Goodwill and other asset impairment	470,832	—
Other	(290)	(74)
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable, net	9,133	(16,136)
Inventories, net	(25,124)	(48,663)
Prepaid expenses and other current assets	(6,422)	(25,170)
Accounts payable and accrued liabilities	5,985	21,386
Interest expense accrual	(7,547)	(7,711)
Change in other non-current assets and non-current liabilities	3,234	(12,232)
Net Cash provided by Operating Activities	41,702	8,517
Cash Flows used for Investing Activities
Purchases of property, equipment and other non-current intangible assets	(88,459)	(87,167)
Proceeds from the maturities of marketable securities	325	75,319
Proceeds from the sale of property and equipment and other	4,868	62
Net Cash used for Investing Activities	(83,266)	(11,786)
Cash Flows provided by Financing Activities
Exercise of stock options and issuance of employee stock purchase plan shares	2,242	2,443
Tax payments related to share-based awards	(1,479)	(96)
Repayment of finance lease and other	(248)	(348)
Net Cash provided by Financing Activities	515	1,999
Effects of Foreign Exchange Rate on Cash	(1,857)	(533)
Net Decrease in Cash and Cash Equivalents	(42,906)	(1,803)
Cash and Cash Equivalents, Beginning of Year	170,611	163,240
Cash and Cash Equivalents, End of Year	$127,705	$161,437
Supplemental cash flow information
Property and equipment obtained for noncash consideration	$930	$—
Right of use assets obtained in exchange for new operating lease liabilities	$6,976	$4,073

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. The following description of the non-GAAP financial measures included in this release, as well as the information included within the reconciliation tables on the pages that follow, refer to GAAP and non-GAAP financial measures.

Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business period-over-period. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business period-over-period.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the effects of foreign currency translation rates and the first-year impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures used in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company is not presenting a reconciliation of the forward-looking non-GAAP financial measure, Adjusted EBITDA, to the most directly comparable GAAP financial measure, Net Income (Loss), because it is impractical to forecast certain items without unreasonable efforts. This is due to the uncertainty and inherent difficulty of predicting, within a reasonable range, the occurrence and financial impact of and the periods in which such items may be recognized, including adjustments that are made for future changes in foreign exchange and the other adjustments reflected in our reconciliation of historical non-GAAP financial measures, the amounts of which could be material.

NEOGEN CORPORATION

RECONCILIATION OF NET(LOSS) INCOME TO ADJUSTED EBITDA

(In thousands, except for percentages)

(Unaudited)

	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Net loss	$(10,957)	$(2,022)	$(479,848)	$(4,006)
Income tax expense (benefit)	1,230	(3,800)	(22,060)	(3,900)
Depreciation and amortization	29,373	29,650	89,222	87,853
Interest expense, net	17,038	16,673	52,027	49,508
EBITDA	$36,684	$40,501	$(360,659)	$129,455
Share-based compensation	4,160	3,679	12,961	9,829
FX transaction (gain) loss on loan and other revaluation (1)	(255)	638	(191)	1,350
Transaction costs (2)	518	1,103	1,636	2,360
3M integration costs (3)	662	3,807	5,450	8,930
Sample collection transition and ramp up costs (4)	2,843	541	4,676	800
Petrifilm duplicate startup costs (5)	645	—	794	—
Transformation initiatives and related costs (6)	2,438	—	3,265	—
Restructuring (7)	168	938	10,106	3,353
Goodwill impairment	—	—	461,390	—
Contingent consideration adjustments	470	(200)	470	250
ERP expense (8)	633	1,701	3,184	3,904
Other	(453)	33	526	(21)
Adjusted EBITDA	$48,513	$52,741	$143,608	$160,210
Adjusted EBITDA margin (% of sales)	22.0%	23.0%	21.5%	23.3%

(1)
Net foreign currency transaction (gain) loss associated with the revaluation of foreign denominated intercompany loans and certain 3M agreements.
(2)
Includes legal, accounting, tax and other related consulting costs associated with corporate transactions and capital structure initiatives.
(3)
Includes costs associated with 3M transition agreements and related integration costs.
(4)
Includes costs associated with the transitioning of the 3M transition contract manufacturing agreement and ramp-up costs associated with our sample collection product line.
(5)
Duplicate costs associated with the startup of Petrifilm manufacturing.
(6)
Includes consulting and other costs, including severance, associated with transformation initiatives.
(7)
Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global genomics business and consolidation of certain facilities.
(8)
Expenses related to ERP implementation.

NEOGEN CORPORATION

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME

(In thousands, except for per share)

(Unaudited)

	Three months ended February 28/29,		Nine months ended February 28/29,
	2025	2024	2025	2024
Net loss	$(10,957)	$(2,022)	$(479,848)	$(4,006)
Amortization of acquisition-related intangibles	23,017	23,266	69,329	69,685
Share-based compensation	4,160	3,679	12,961	9,829
FX transaction (gain) loss on loan and other revaluation (1)	(255)	638	(191)	1,350
Transaction costs (2)	518	1,103	1,636	2,360
3M integration costs (3)	662	3,807	5,450	8,930
Sample collection transition and ramp up costs (4)	2,843	541	4,676	800
Petrifilm duplicate startup costs (5)	645	—	794	—
Transformation initiatives and related costs (6)	2,438	—	3,265	—
Restructuring (7)	168	938	10,106	3,353
Goodwill impairment	—	—	461,390	—
Contingent consideration adjustments	470	(200)	470	250
ERP expense (8)	633	1,701	3,184	3,904
Other	(453)	33	526	(21)
Estimated tax effect of above adjustments (9)	(3,003)	(7,046)	(34,132)	(21,446)
Adjusted Net Income	$20,886	$26,438	$59,616	$74,988
Adjusted Earnings per Share	$0.10	$0.12	$0.27	$0.35

(1)
Net foreign currency transaction (gain) loss associated with the revaluation of foreign denominated intercompany loans and certain 3M agreements.
(2)
Includes legal, accounting, tax and other related consulting costs associated with corporate transactions and capital structure initiatives.
(3)
Includes costs associated with 3M transition agreements and related integration costs.
(4)
Includes costs associated with the transitioning of the 3M transition contract manufacturing agreement and ramp-up costs associated with our sample collection product line.
(5)
Duplicate costs associated with the startup of Petrifilm manufacturing.
(6)
Includes consulting and other costs, including severance, associated with transformation initiatives.
(7)
Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global genomics business and consolidation of certain facilities.
(8)
Expenses related to ERP implementation.
(9)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

NEOGEN CORPORATION

RECONCILIATION OF GROWTH TO CORE GROWTH

(In thousands)

(Unaudited)

	Q3 FY25	Q3 FY24	Growth	Foreign Currency	Acquisitions / Divestitures	Core Revenue Growth
Food Safety	$152,731	$157,754	(3.2%)	(4.4%)	(0.3%)	1.5%
Animal Safety	68,249	71,058	(4.0%)	(0.4%)	(1.0%)	(2.6%)
Total Neogen	$220,980	$228,812	(3.4%)	(3.1%)	(0.5%)	0.2%

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com